Exhibit 4.8

SunCar Technology Group Inc.

Number

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

400,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, and

100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT _____________ is the registered holder of _____________ Class __ Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the ______ day of ______ 20__ by:

DIRECTOR